Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-132372

March 30, 2006

HIMAX TECHNOLOGIES, INC.

52,000,000 American Depositary Shares

Each Representing One Ordinary Share

Par Value $0.0001 Per Ordinary Share

The information below assumes no exercise of the underwriters’ over-allotment option.

Public Offering Price:	$9.00 per ADS

Total Offering Price:	$468,000,000

Proceeds to Company, net of underwriting discounts and commissions:	$8.55 per ADS, $107,402,988 total

Proceeds to Selling Shareholders, net of underwriting discounts and commissions:	$8.55 per ADS, $337,197,012 total

Settlement and Delivery Date:	April 4, 2006

Underwriting Discounts and Commissions:	$0.45 per ADS, $23,400,000 total

Selling Concession:	$0.29 per ADS

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling, if you are a retail investor, toll-free 1-800-584-6837 or if you are an institutional investor by calling toll-free 1-866-718-1649.

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